Exhibit 99.1

NeoStem Announces Proposed Public Offering of Common Stock
NEW YORK, May 27, 2015 (GLOBE NEWSWIRE) -- NeoStem, Inc. (Nasdaq:NBS) ("NeoStem" or the "Company"), announced today that it is commencing an underwritten public offering of its common stock. The Company intends to use the net proceeds from this offering for working capital, including research and development of cell therapeutic product candidates, especially its lead immuno-oncology program, NBS20, expansion of business units, strategic transactions and other general corporate purposes. The offering is subject to market conditions and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.
Aegis Capital Corp. is acting as sole book-running manager for the offering. The offering is being made pursuant to a shelf registration statement that the Company previously filed with the Securities and Exchange Commission (the "SEC") and which became effective on October 3, 2012. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website located at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, from Aegis Capital Corp., 810 7th Avenue, 18th Floor, New York, NY 10019 or via telephone at 212-813-1010 or email: prospectus@aegiscap.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About NeoStem, Inc.
NeoStem is a biopharmaceutical company pursuing the preservation and enhancement of human health globally through the development of novel cell-based individualized medicine therapeutics that prevent, treat or cure disease. The Company is developing therapies based on three platform technologies (immuno-oncology, ischemic repair and immunomodulation) with a focus on its lead, Phase 3 clinical program for NBS20 in immuno-oncology.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the timing and success of the proposed public offering. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include, among others, the uncertainties related to market conditions, the completion of the public offering on the anticipated terms or at all, the final terms of the proposed offering, and the satisfaction of customary closing conditions related to the proposed public offering. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the factors described under the heading, "Item 1A.  Risk Factors" in the Company's Annual Report on Form 10-K filed with the SEC on March 2, 2015 and those described in the Company's other periodic filings with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements.
CONTACT: NeoStem, Inc.
Eric Powers
Manager of Communications and Marketing
Phone: +1-212-584-4173
Email: epowers@neostem.com